Exhibit 10.10

March 3, 2021

Kate Scolnick

Dear Kate:

Congratulations! We are excited to offer you the position of CFO at Owlet Baby Care Inc. located in Lehi, Utah and reporting to Mike Abbott - President. This letter sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your compensation and benefits are and what the Company expects of you. By signing this letter, you will be accepting employment on the following terms.

Responsibilities:

Owlet is seeking a highly strategic and collaborative Chief Financial Officer (CFO) to join as a key member of the executive team to lead the company through an exceptional growth phase. Reporting to the President, the CFO will oversee all global aspects of Owlet’s finance, accounting and investor relations.

•	Provide insightful and trusted counsel to the management team and Board on financial and business issues related to Owlet’s overall performance.

•
Spearhead and prepare Owlet for public company readiness through the development of public company compliance processes, timely reporting procedures, and implementation of scalable solutions across the finance organization and in collaboration with other departments.

•	Develop and enhance a global financial foundation with appropriate systems and processes that will foster effective, scalable, and intelligent growth.

•
Lead annual budgeting and planning processes; own and direct all financial plans and budgets; monitor progress against budget and maintain direct and open communication with the senior leadership team in connection with all aspects of Owlet’s financial status.

•	Build a world-class finance organization. Mentor and grow existing team, attract and hire top talent, and establish infrastructure and processes for scale.

•	Be a visible, collaborative leader who communicates early and often with all team members.

Effective Start Date: March 15, 2021.

Base Salary: You will receive a bi-weekly payment of $13,461.54 equivalent to $350,000 on an annual basis.

Status: Full-time, Salary Exempt

Bonus Potential: You have the potential to earn 40% annual bonus, based on company goals. Payment of the bonus will be made within one month following the completion of the Company’s financial statement audit, unless otherwise determined by your manager, and will be taxed as compensation. The bonus is contingent upon being employed by Owlet at the time of the payout.

Signing Bonus: You will receive a signing bonus of $37,500 upon hire, and $37,500 at 90 days successful completion of employment, both taxed as compensation.

Severance: In the event of termination without cause, Owlet will guarantee 6-month severance, equivalent to $175,000.

Initial Equity Award: Subject to the approval of the Company’s board of directors (the “Board”), the Company will grant you an equity award covering 240,711 shares of Company common stock (the “Initial Equity Award”). The Initial Equity Award will be in the form of an option to purchase Company common stock, restricted stock units, as determined by the Board, in its sole discretion. The Initial Equity Award will be subject to the terms and conditions of the Company’s then- current equity incentive plan and an award agreement to be signed by you and the Company. Your Initial Equity Award will vest over four years, with the first 25% vesting on the first anniversary of the applicable vesting commencement date and the remainder vesting no less frequently than quarterly, in each case, subject to your continued employment with the Company through the applicable vesting date.

Double-Trigger Acceleration: Notwithstanding the foregoing, in the event your employment with the Company (or the Company’s successor) is either (i) terminated by the Company (or the Company’s successor) without Cause (as defined below) or (ii) terminated by you for Good Reason (as defined below), within twelve (12) months after a Change in Control Transaction (as defined below), then 100% of the then-unvested shares subject to the Option shall automatically vest on the date of such termination, contingent upon your execution and delivery, and not revoking, of a separation agreement and general release of claims in favor of the Company in a form acceptable to the Company within sixty (60) days following your termination date, and your continued compliance with all applicable restrictive covenants, including, without limitation, your Confidentiality Agreement (as defined below).

Definitions. Solely for purposes of the Option:

1.
“Cause” shall mean (i) your conviction of, or the entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, (ii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other similar conduct, (iii) your commission of a material breach of any of the covenants, terms and provisions of the Confidentiality Agreement, this offer letter of employment with the Company, or any other agreement between you and the Company which is entered into after the date of this offer letter, (iv) your misrepresentation of any material fact to the Company or the Board, as determined by the Board, in its sole discretion, or (v) your willful and repeated failure to perform assigned duties or responsibilities as the Company’s Chief Financial Officer, which failure is not corrected by you to the satisfaction of the Company within fifteen (15) days after written notice from the Board.

2.	“Change in Control Transaction” shall mean a Change in Control, as defined in the 2014 Equity Incentive Plan.

3.
“Good Reason” shall mean, without your written consent, (i) a material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains as such following a Change in Control but is not made the Chief Financial Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction by the Company in your base salary as in effect immediately prior to such reduction, except for any such reductions which affect all similarly situated employees of the Company to the same degree; or (iii) any material breach by the Company of this letter. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such 30-day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the 30-day cure period.

Reimbursement of Expenses: All reasonable business expenses that are documented by you, with receipts, and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

Employee Benefits: You will be eligible to participate in Company-sponsored benefits effective April 1, 2021, including health benefits, holidays, 401(k) program with employer match, and other benefits that the Company may offer to similarly-situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

Additional Benefits:

•	Flex-time Scheduling: Flex-time scheduling encompasses sick, vacation, and personal time. Flex-time is approved by your manager.

•	Product Discounts: Owlet employees may purchase products for a discount.

•	Paid Holidays

•	Babysitting/Entertainment Reimbursement: In order to have a balanced work/home life, Owlet will reimburse $60.00/month, per employee, for babysitting and/or entertainment costs.

•	HSA: Owlet will contribute to an HSA Account, with participation in the High Deductible Health Insurance Plan.

The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees.

At-Will Employment: Your employment with the Company is “at-will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this letter. No representative of the Company has authority to enter into any agreement contrary to the foregoing "employment at will" relationship.

Adjustments and Changes in Employment Status: The Company reserves the right to make personnel decisions regarding your employment, including but not limited to, decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

Proprietary Information Agreement: You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning employment, indicating your full agreement to, and ongoing compliance with, the terms of that agreement, which include, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of the Company’s proprietary information.

References and Immigration Documents: This offer is contingent upon your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

No Conflicting Obligations: By executing this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. You shall not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of any former employer, and that you will not in any way utilize any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

Integrated Agreement: This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

Severability: If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

Governing Law: The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Utah, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described in Exhibit A, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in Utah County in the State of Utah (or in the event of exclusive federal jurisdiction, the courts of the District of Utah in connection with any Dispute or any claim related to any Dispute).

To confirm your agreement with and acceptance of these terms, please sign this letter and return it to me. This offer letter expires on March 5, 2021.

If you have any questions regarding these programs, or for more information please contact me.

Sincerely,

Owlet Baby Care Inc.

/s/ Kim Arnold

Kim Arnold
Director of Human Resources
kim.a@owletcare.com
801-901-0336

Acknowledgment and Acceptance of Employment Offer

I accept employment with Owlet Baby Care Inc. and acknowledge and fully agree to the terms and conditions set forth in this offer letter:

/s/ Kate Scolnick	3/5/2021
Kate Scolnick	Date

EXHIBIT A

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between Owlet Baby Care, Inc. (the “Company”) and me during or following my employment with the Company. In consideration of my continued employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation, pay raises, and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Mutual Agreement to Arbitrate Claims (this “Agreement”), shall be subject to binding arbitration under the Federal Arbitration Act and applicable state law.

Claims Covered by this Agreement. To the maximum extent allowed by law, the Company and I mutually consent to the resolution by binding arbitration of all claims or causes of action that the Company may have against me or that I may have against the Company or the Company’s current and former owners, partners, members, officers, directors, employees, representatives and agents, all subsidiary and affiliated entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

The claims covered by this Agreement include, but are not limited to: claims for breach of any contract or covenant; tort claims; claims for discrimination or harassment (including, but not limited to, race, sex, religion, national origin, age, medical condition, disability or sexual orientation); claims for retaliation; claims for violation of public policy; and claims for violation of any federal, state, local or other law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, and applicable state employment laws.

Class Action Waiver. I agree to bring any dispute in arbitration on an individual basis only, and not on a class or collective basis. Nor will I join or serve as a member of a class or collective action, or otherwise seek to represent the interests of any other person. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or for either party to be a participant in any purported class or collective proceeding, including without limitation pending but not certified class actions. (Hereafter, this agreement will be referred to as the Class Action Waiver.) I understand that disputes regarding the validity and enforceability of this Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which (1) the dispute is filed as a class or collective action and (2) a civil court of competent jurisdiction finds all or part of the Class Action Waiver unenforceable, the class and/or collective action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state, or federal administrative body or governing agency that is authorized to enforce or administer laws related to employment, including but not limited to the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude me from pursuing court action regarding any such claim, except as permitted by law.

Waiver of Right to Jury Trial. I understand that, by signing this Agreement, both the Company and I are giving up any right we may have to a jury trial on all claims we may have against each other, as described in Paragraph 1.

Required Notice of All Claims. The Company and I agree that if a dispute arises, the party who wants to arbitrate the dispute must give written notice of any claim to the other party. Written notice to the Company or its officers, employees or agents, shall be sent to the Company’s corporate office. I will be given notice at the last address recorded in my personnel file (unless I send written notice to the Company notifying them of the need to use a different address). The written notice must describe the nature of all claims asserted and must detail the facts upon which the claims are based. The notice must be sent to the other party(ies) by federal express (or another similar overnight mail service provider) or by certified or registered mail, return receipt requested.

Arbitration Procedures. The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with and under the auspices and rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for the resolution of employment disputes. The JAMS Employment Arbitration Rules and procedures are available at www.JAMSadr.com. The arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of class proceeding. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. I agree that this Agreement and its validity, construction, and performance shall be governed by the Federal Arbitration Act (the “FAA”) and cases decided thereunder and, to the extent relevant, the laws of the State of Utah. Further, the terms and procedures governing the enforcement of this Agreement shall be governed by and construed and enforced in accordance with the FAA, and not individual state laws regarding enforcement of arbitration agreements. I agree that the decision of the arbitrator shall be in writing. I agree that any arbitration under this Agreement shall be conducted in Utah County, Utah. The arbitrator’s decision regarding the claims shall be final and binding upon the parties and shall be enforceable in any court having jurisdiction thereof.

Arbitration Fees and Costs. In the event that either party initiates an arbitration, I agree that each party shall be responsible for paying such party’s own attorneys’ fees and costs. I agree that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. Without in any way limiting the scope of claims subject to arbitration, I understand that the issue of which party pays for any administrative or hearing fees charged by the arbitrator or JAMS shall depend on whether the claim being arbitrated is one that I have initiated against Company relating to any of my constitutional rights, fundamental rights, unwaivable public rights, unwaivable federal or state statutory rights, or an employment claim for violation of the common law that is grounded on similar unwaivable statutory rights (including, without limitation, any claim relating to wrongful termination in violation of public policy, collectively an “Employment Claim”) or whether the claim being arbitrated does not constitute an Employment Claim but rather relates to a waivable right (whether statutory, common law, constitutional or otherwise) including, without limitation, a claim by either party relating to misuse of confidential information or other breach of the Nondisclosure Agreement between me and the Company (“Non-Employment Claim”).

To the extent either party initiates an Employment Claim, then the Company shall pay for the costs of arbitration, including any administrative or hearing fees charged by the arbitrator or JAMS, except that I shall pay any filing fees associated with any Employment Claim arbitration that I initiate, but only so much of the filing fees as I would have instead paid had I filed a complaint in a court of law. To the extent that either party initiates a Non-Employment Claim, then each party shall bear an equal (pro-rata) share of any arbitration costs, including any administrative or hearing fees charged by the arbitrator or JAMS. The parties intend for the foregoing to comply with the then-current JAMS Policy on Employment Arbitration (Minimum Standards of Procedural Fairness) and any other applicable law concerning the enforcement of agreements to arbitrate. To the extent any of the foregoing cost-splitting provisions are found not to comply with such then-applicable law, the arbitrator shall reform this Agreement such that it is enforceable and consistent with then- applicable decisional or statutory law.

Modification/Entire Agreement. This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by the parties that specifically states an intent to revoke or modify this Agreement. This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement. If any provision of this Agreement is found to be unenforceable, in whole or in part, such finding shall not affect the validity of the remainder of this Agreement and this Agreement shall be reformed to the greatest extent possible to ensure that the resolution of all conflicts between the parties are resolved by neutral, binding arbitration.

Violation of this Agreement. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

Not an Employment Agreement. This Agreement is not and shall not be construed to create any contract of employment, express or implied. Nor does this Agreement alter the at will status of any employment.

[Remainder of Page Blank; Signature Page Follows]

I acknowledge that I have read this Agreement carefully and I understand and accept the obligations which it imposes upon me without reservation. No promises or representations have been made to me to induce me to sign this Agreement. I further acknowledge that I have been given the opportunity to discuss this Agreement with my private, legal counsel and have taken advantage of that opportunity to the extent I wanted to do so.

/s/ Kate Scolnick
Signature

Kate Scolnick
Name (Printed)

Accepted and Agreed to:

Owlet Baby Care, Inc.

By	/s/ Kim Arnold